Exhibit 99.4
[FirstMerit Press Release Letterhead]
Immediate
PAUL G. GREIG NAMED PRESIDENT, CEO AND DIRECTOR
OF FIRSTMERIT CORPORATION
JOHN R. COCHRAN CONTINUES AS CHAIRMAN
AKRON, Ohio, May 18, 2006 — FirstMerit Corporation (Nasdaq: FMER) today announced that its Board of Directors has named Paul G. Greig President and Chief Executive Officer, effective immediately. As Chief Executive Officer, he succeeds John R. Cochran, who will continue as Chairman of the Board until his retirement at the end of 2006. Mr. Greig joins FirstMerit from Charter One Bank-Illinois, where he was President and Chief Executive Officer. Mr. Greig was also appointed as a Class III member of the Board of Directors and will serve for a term expiring with the other class members at the 2009 annual meeting of shareholders.
“Paul Greig is a terrific banker, a strong executive, and exactly the right person to become the next leader of the FirstMerit team,” Mr. Cochran said. “He has a deep understanding of our region, and he has proven he knows how banks can grow and profit by serving their customers exceptionally well. I look forward to working closely with him in the near term and to admiring his accomplishments in the long term.”
Clifford J. Isroff, FirstMerit’s lead director, said, “John Cochran and the FirstMerit team have built a superior franchise over the last dozen years. Under John’s vision and direction, the company has put in place solid initiatives to grow this company and to generate superior financial performance. The Board of Directors and the entire FirstMerit family are grateful to John for his vision and his leadership.”
Mr. Greig said “I’m honored that FirstMerit’s board has invited me to join and to lead the team as it expands its reach, develops its capabilities and builds upon the platform that John Cochran has established. There’s a great opportunity here, and a great group of people to work with. I’m looking forward to an exciting future.”
Greig, 50, was President and CEO of Charter One Bank-Illinois, where in addition to leading banking activities in Illinois, he also ran mid-corporate commercial banking across the Mid-States region. From 1999 to 2005, he was President and CEO of Bank One Wisconsin and earlier served as head of consumer banking for First Chicago’s Chicago and northwest Indiana marketplace. Greig began his banking career in 1978 with American National Bank, progressing to senior vice president for commercial banking in 1986.
He received a Bachelors degree in Economics, with highest distinction, from Wheaton College and an MBA from DePaul University. Greig’s board memberships include:

YMCA of Metropolitan Chicago, Chicagoland Chamber of Commerce, Chicago Urban League, Junior Achievement and the Community Investment Corporation. Also, he has been appointed to the Executive Advisors Board of Metropolitan Planning Council of Chicago.
ABOUT FIRSTMERIT CORPORATION
FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.1 billion as of March 30, 2006 and 160 banking offices in 24 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd. and FirstMerit Community Development Corporation.
Analysts: Tom O’Malley
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Media: Mark Shelton
(330) 996-6480